EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Record Sales, Doubles Earnings in First Quarter
Consolidated Backlog Up 35.1 Percent; Return on Invested Capital Improves 94.6 Percent

CHARLOTTE, Michigan, April 27, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its best-ever quarterly results, highlighted by a 119 percent increase in net earnings on a 16.6 percent increase in net sales for the first quarter ended March 31, 2006.

Spartan Motors, a leading manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles, reported earnings of $4.5 million, or $0.35 per diluted share, on net sales of $103.7 million for the first quarter of 2006, compared with net earnings of $2.0 million, or $0.16 per diluted share, on net sales of $88.9 million for the first quarter of 2005. The company attributed its fifth consecutive quarter of increasing earnings to improved product mix, labor efficiencies and leverage of the overhead due to higher volume.

Sales of fire truck chassis, fire trucks and ambulances all increased compared to the first quarter of 2005. During the quarter, Spartan also benefited from sales of its Cougar military vehicle chassis, which were not produced in the first quarter of 2005.

"We are pleased with our results for the quarter, as our growing sales and operational improvements drove record results, created a record backlog and improved return on invested capital," said John Sztykiel, president and CEO of Spartan Motors. "We do not see the military business contributing as much in the second half of 2006 as it did in the first half of the year. As the EVTeam improves and Spartan Chassis grows, we are optimistic that the earnings achieved in the first quarter is a glimpse of what we expect to achieve in the future."

"One of the major strengths of our business model is market diversity and customization, with a growing foundation in emergency rescue. What happens in the geo-political world affects the recreational vehicle market more directly than it affects the emergency rescue market, and it is in emergency rescue where we see additional growth in the future, as evidenced by our growing backlog."

Spartan's consolidated backlog was $181.7 million as of March 31, 2006, compared with backlog of $167.8 million at the end of the fourth quarter of 2005 and $134.5 million at the end of the prior year's first quarter, a 35.1 percent increase year-over-year and the highest backlog in Spartan's history. Spartan Motors anticipates filling all its current backlog orders by December 31, 2006.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 21.8 percent in the first quarter of 2006, a 94.6 percent increase compared to ROIC of 11.2 percent for the same quarter in 2005. (Spartan defines return on invested capital as operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) Spartan's balance sheet remains strong, and the company ended the quarter with $11.0 million in cash, cash equivalents and investment securities.

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"Spartan Chassis continues to grow market share for fire truck chassis," Sztykiel said. "They will also gain revenue and profits from the Cougar military vehicle contract in the second quarter of 2006. Our motorhome chassis sales decreased in the quarter by only 9.8 percent compared to the prior year, while the Class A motorhome market as a whole decreased 20 percent, though our sales improved compared to the fourth quarter of 2005.

"We are gaining market share for both our motorhome and fire truck chassis business, and we are also optimistic that the RV market is on the road to recovery. At the same time, the EVTeam continues to move towards profitability as we improve operations and as more higher-priced units move from the backlog to the top line."

Spartan reported its gross margin improved to 16.2 percent in the first quarter of 2006, compared with 13.2 percent for the same period in 2005, reflecting better overhead utilization, pricing, product mix and improved labor efficiencies. Operating margin also improved to 6.6 percent in the first quarter of 2006, compared with 3.6 percent in the same quarter of 2005.

Spartan Chassis
Net earnings at Spartan Chassis, the company's largest operating subsidiary, improved 63.3 percent in the quarter compared to the same period of the prior year on a net sales increase of 12.8 percent. Sales of RV chassis in the quarter decreased 8.1 percent compared to the first quarter of 2005; though RV chassis sales increased 51.9 percent compared to the fourth quarter of 2005, outpacing the overall Class A market.

Sales of fire truck chassis increased 33.5 percent in the first quarter of 2006 compared to the same quarter of the prior year. Spartan Chassis also reported record orders for the quarter, as it continues to build its reputation as the custom fire truck chassis of choice for America's fire departments.

"Though motorhome chassis revenue decreased compared to last year's first quarter, it is up substantially compared to the fourth quarter of 2005. While it will be a difficult challenge in light of the geopolitical events, we remain optimistic that we will build more motorhome chassis in 2006 than in 2005. Our optimism is based upon an increase in the number of motorhome models on a Spartan Chassis, which increased by more than 50 percent over the last year, and the rising consumer confidence index, which hit a four-year high in April.

"We are also encouraged by the increase of our RV shipments in the first quarter of 2006 as compared to the fourth quarter of 2005, and with a recent industry study indicating 67 percent of RV owners plan on driving their RVs more miles this summer than last, despite higher fuel prices. Longer term, we are very optimistic based on the fact that 11,000 Americans turn the age of 50 every day, the prime buying age for RVs according to industry data."

"During the quarter, we also gained revenue from our military contract. Though we anticipate completing the Cougar military contract for Force Protection during the second quarter, we are guardedly optimistic about the potential for additional military business."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam, which consists of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, posted a loss for the first quarter of 2006. The EVTeam's net sales increased 43.5 percent compared to the prior year's first quarter, while the number of units produced increased 28.6 percent. Better pricing and a more disciplined cost structure helped the EVTeam narrow its net loss by 21.4 percent compared to the first quarter of 2005 and 41.7 percent compared to the fourth quarter of 2005.

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"We saw improvement at all three EVTeam companies in the first quarter and the group continues to make improvements operationally," Sztykiel said. "At the end of the first quarter of 2006, we still had some units in our backlog with 2004 pricing. All three subsidiaries are growing sales and improving operations. As higher priced units roll out of the backlog, the EVTeam's margins will continue to improve. At the same time, as the EVTeam's sales continue to improve, the pull-through of Spartan chassis also improves."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended March 31, 2006 and 2005

	March 31, 2006		March 31, 2005
	$-000-%		$-000-%

Sales	103,666		88,901
Cost of Sales	86,898		77,167
Gross Profit	16,768	16.2	11,734	13.2

Operating Expenses:
Research and Development	2,845	2.7	2,254	2.5
Selling, General and Administrative	7,056	6.8	6,320	7.1
Total Operating Expenses	9,901	9.5	8,574	9.6

Operating Income	6,867	6.7	3,160	3.6

Other Income (Expense):
Interest Expense	(56)	(0.1)	(46)	(0.1)
Interest and Other Income	304	0.3	162	0.2
Total Other Income (Expense)	248	0.2	116	0.1

Earnings before Taxes	7,115	6.9	3,276	3.7

Taxes	2,634	2.5	1,230	1.4

Net Earnings	4,481	4.4	2,046	2.3

Basic Net Earnings per Share	0.35		0.16

Diluted Net Earnings per Share	0.35		0.16

Basic Weighted Average Common Shares Outstanding	12,660		12,497

Diluted Weighted Average Common Shares Outstanding	12,828		12,784

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2006	Dec 31, 2005
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$9,005	$9,702
Marketable securities	1,985	1,988
Accounts receivable, net	48,944	37,017
Inventories	48,753	44,265
Taxes receivable	48	990
Other current assets	1,589	1,949
Total current assets	110,324	95,911

Property, plant and equipment, net	18,623	18,478
Goodwill, net	4,543	4,543
Deferred tax assets	3,745	3,745
Other assets	570	531

Total assets	$137,805	$123,208

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,640	$20,746
Other current liabilities and accrued expenses	6,847	4,608
Accrued warranty	4,781	4,503
Accrued vacation, compensation and related taxes	4,838	5,430
Deposits from customers	12,462	13,640
Current portion of long-term debt	53	53
Total current liabilities	58,621	48,980

Long-term debt, less current portion	1,303	1,317
Deferred tax liabilities	309	309

Shareholders' equity:
Preferred stock	--	--
Common stock	127	126
Additional paid in capital	37,531	37,886
Retained earnings	39,929	35,448
Unearned compensation	--	(846)
Accumulated other comprehensive loss	(15)	(12)
Total shareholders' equity	77,572	72,602

Total liabilities and shareholders' equity	$137,805	$123,208

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